Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement on Amendment No. 4 of Form F-4 (No. 333-267653) of our report dated March 30, 2022, relating to the balance sheet of TPB Acquisition Corporation I as of December 31, 2021, and the related statements of operations, changes in shareholders’ deficit and cash flows for the period from February 8, 2021 (inception) through December 31, 2021, incorporated by reference in this Shell Company Report on Form 20-F, and to the reference to our Firm under the caption "Statement by Experts" included herein.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

March 6, 2023